Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations		Investor Relations
Akamai Technologies	—or—	Akamai Technologies
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com

AKAMAI ANNOUNCES DEBT REPURCHASES

Annual Interest Expense Reduced by $8.6 Million After Series of Repurchases

CAMBRIDGE, MA, April 27, 2004 — Akamai Technologies, Inc. (NASDAQ: AKAM) today announced that it has repurchased, in several individually negotiated transactions, an additional aggregate $56.4 million in principal amount of its 5 1/2% Convertible Subordinated Notes due 2007 (“the 5 1/2% Notes”).

In total, the Company has repurchased $193.2 million in principal amount of its 5 1/2% Notes, leaving an aggregate of $106.8 million in principal amount of the notes outstanding.

The Company used the proceeds from its recent $200 million 1% Senior Convertible Notes (“the 1% Notes”) offering to fund the repurchase of almost two-thirds of its original principal balance of the 5 1/2% Notes. As a result of the repurchases, the Company has extended the effective maturity date of approximately two-thirds of its long-term debt from June 2007 to December 2010, and reduced its annualized interest expense by $8.6 million.

“We set out to significantly improve our balance sheet and to reduce our annual interest expense,” said Robert Cobuzzi, chief financial officer at Akamai. “We have accomplished our objective through a combination of the extremely favorable terms on our new 1% Notes and our repurchases of the 5 1/2% Notes. Akamai’s financial position is now the strongest it has been in years.”

Previously, the Company repurchased $37.8 million in principal amount of the 5 1/2% Notes as part of a tender offer, which closed on March 24, 2004, and another $99.0 million in principal amount in individually negotiated transactions prior to the tender offer. To effect the most recent individual repurchases, Akamai paid a total of $58.5 million in cash, including amounts used for payment of accrued interest, to certain institutional investors.

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About Akamai

Akamai® is the global leader in distributed computing solutions and services, making the Internet predictable, scalable, and secure for conducting profitable e-business. The Akamai on demand platform enables customers to easily extend their Web operations – with full control – anywhere, anytime, without the cost of building out infrastructure. Headquartered in Cambridge, Massachusetts, Akamai serves hundreds of today’s most successful enterprises and government agencies around the globe. Akamai is The Business Internet. For more information, visit www.akamai.com.

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Akamai Statement Under the Private Securities Litigation Reform Act

The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements concerning expectations as to interest savings as a result of the repurchase of a portion of the Company’s 5 1/2% Notes. Actual results may differ materially from those indicated by these forward-looking statements as a result of factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.